UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report
(Date of earliest event reported)

March 25, 2020

THE GAP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-7562	94-1697231
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Folsom Street
San Francisco,	California	94105
(Address of principal executive offices)		(Zip Code)

(415) 427-0100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.05 par value	GPS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, The Gap, Inc. (the "Company") and certain of its subsidiaries are party to the Second Amended and Restated Credit Agreement dated May 31, 2018 (the "Credit Agreement"). The Credit Agreement provides the Company a $500 million revolving credit facility (the "Revolver"). A copy of the Credit Agreement, as amended, was filed as an exhibit to the Company’s 10-Q filed with the Securities and Exchange Commission on August 31, 2018.

On March 25, 2020, the Company drew down the entire available amount ($500 million) under the Revolver resulting in a total of $500 million outstanding under the Revolver. Borrowings under the Revolver are scheduled to mature on May 31, 2023, and the Company may repay amounts borrowed at any time prior to maturity without penalty (other than potential LIBOR breakage fees).

Borrowings under the Revolver will bear interest, at the Company’s option, at a base rate or LIBOR, plus an applicable interest rate margin varying depending on the Company’s corporate ratings or leverage ratio, whichever yields a lower pricing level. The additional interest rate margin for borrowings ranges from 0.00% to 0.50% per annum in the case of base rate borrowings and from 0.90% to 1.50% per annum in the case of LIBOR borrowings. With respect to this draw of $500 million under the Revolver, the Company has elected a six month LIBOR rate, plus a current 1.1% margin, for a total interest rate of 2.073250%. The Company elected to borrow under the Revolver as a precautionary measure in order to increase its cash position and preserve financial flexibility in light of current uncertainty in the global markets resulting from the COVID-19 outbreak. The draw-down proceeds from the Revolver are currently being held on the Company’s balance sheet and may be used for general corporate purposes.

Item 7.01	Regulation FD Disclosure.
On March 26, 2020, the Company issued a press release announcing that it was deferring the record and payment dates for its previously declared first quarter dividend to the first quarter of fiscal year 2021 and suspending its dividend program for the remainder of fiscal year 2020. A copy of the press release is furnished hereto as Exhibit 99.1. The previously declared dividend will now be payable on or after April 28, 2021 to shareholders of record at the close of business on April 7, 2021. The Company’s board of directors determined that deferring payment of the previously announced dividend was in the best interests of the Company in order to preserve liquidity in the context of the impact of COVID-19 on the Company’s operations. The Company reserves the right to further defer the record and payment dates for the previously declared first quarter dividend, depending upon, among other factors, the progression of the COVID-19 outbreak, business performance and the macroeconomic environment.

On March 26, 2020, the Company also announced in the same press release that, given the uncertainty regarding the potential duration and impact of COVID-19, it is withdrawing the full year 2020 guidance issued on March 12, 2020 and is not providing an updated outlook at this time. A copy of the press release is furnished hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Exhibit Description
99.1	Press Release dated March 26, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GAP, INC.

Date: March 26, 2020	By:	/s/ Katrina O'Connell
Katrina O'Connell
Executive Vice President and
Chief Financial Officer